The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         Subject to Completion, Pricing Supplement dated August 9, 2002

PROSPECTUS Dated June 11, 2002                      Pricing Supplement No. 10 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-83616
Dated June 11, 2002                                      Dated            , 2002
                                                                  Rule 424(b)(3)

                                    $
                                 Morgan Stanley
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes

                           --------------------------

                       BRIDGES(SM) Due February 28, 2009
              Based on the Value of Common Stock of Ten Companies

The BRIDGES will pay at maturity the greater of (i) the principal amount of $10 and (ii) the average value of a basket of shares of common stock of ten companies, which we refer to as the basket stocks, as determined on six specified determination dates during the life of the BRIDGES. The basket stocks are the common stock of Automatic Data Processing, Inc., American International Group, Inc., Berkshire Hathaway Inc. (Class B Common Stock), Exxon Mobil Corporation, Federal National Mortgage Association, General Electric Company, Johnson & Johnson, Merck & Co., Inc., Pfizer Inc. and United Parcel Service, Inc. The long-term debt of each of these companies is rated in the highest category by the nationally recognized statistical rating organizations that rate that company's long-term debt.

o    The principal amount and issue price of each BRIDGES is $10.

o    We will not pay interest on the BRIDGES.

o At the initial offering of the BRIDGES, the basket is equally-weighted and the initial basket value is $10. The fractional amount of each basket stock included in the basket is set at an exchange ratio calculated so that each basket stock represents $1 of the initial basket value, based on the closing prices of the basket stocks on the day we offer the BRIDGES for initial sale to the public. The exchange ratio for any basket stock will remain constant for the term of the BRIDGES unless adjusted for certain corporate events.

o At maturity, you will receive per BRIDGES the greater of (i) the principal amount of $10 and (ii) the final average basket value.

     o The final average basket value will equal the arithmetic average of the basket values on May 30, 2004, May 30, 2005, May 30, 2006, May 30, 2007, May 30, 2008 and February 26, 2009.

     o The basket value on any date equals the sum of the products of the closing price and the exchange ratio of each basket stock on such date.

o The BRIDGES are linked only to the basket stocks and not to the long-term debt of the ten companies.

o Investing in the BRIDGES is not equivalent to investing in the basket of stocks or any of its component stocks.

o We will apply to list the BRIDGES under the proposed symbol "TPS" on the American Stock Exchange LLC.

You should read the more detailed description of the BRIDGES in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of BRIDGES."

The BRIDGES involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-6.

                -----------------------------------------------
                             PRICE $10 PER BRIDGES
                -----------------------------------------------

                                 Price to        Agent's        Proceeds to
                                  Public       Commissions        Company
                                 --------      -----------      ------------
Per BRIDGES...................      $               $                $
Total.........................      $               $                $

If you purchase at least 100,000 BRIDGES in any single transaction and you comply with the holding period requirement described under "Supplemental Information Concerning Plan of Distribution" in this pricing supplement, the
price will be $      per BRIDGES (     % of the issue price). In that case, the
Agent's commissions will be $      per BRIDGES.

                                 MORGAN STANLEY

                      (This page intentionally left blank)

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the BRIDGES we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The BRIDGES offered are medium-term debt securities of Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.). The return on the BRIDGES is linked to the performance of a basket of shares of common stock of Automatic Data Processing, Inc., American International Group, Inc., Berkshire Hathaway Inc. (Class B Common Stock), Exxon Mobil Corporation, Federal National Mortgage Association, General Electric Company, Johnson & Johnson, Merck & Co., Inc., Pfizer Inc. and United Parcel Service, Inc. The long-term debt of each of these companies is rated in the highest category by all the nationally recognized statistical rating organizations that rate that company's long-term debt. These BRIDGES combine features of debt and equity by offering at maturity 100% protection of the issue price with the opportunity to participate in the upside potential of the underlying basket stocks.

     "BRIDGES" is our service mark.

Each BRIDGES costs $10       We, Morgan Stanley, are offering you BRIDGES due
                             February 28, 2009 Based on the Value of Common
                             Stock of Ten Companies. The basket stocks are the common stock of Automatic Data Processing, Inc.,
                             American International Group, Inc., Berkshire
                             Hathaway Inc. (Class B Common Stock),Exxon Mobil
                             Corporation, Federal National Mortgage
                             Association, General Electric Company, Johnson &
                             Johnson, Merck & Co., Inc., Pfizer Inc. and United
                             Parcel Service, Inc. The principal amount and issue price of each BRIDGES is $10.

The initial basket value     At the initial offering of the BRIDGES, the basket
equals $10                   is equally-weighted, and the initial basket value
                             is $10. The fractional amount of each basket stock included in the basket is set at an exchange ratio calculated so that each basket stock represents $1 of the initial basket value, based on the closing prices of the basket stocks on the day we offer the BRIDGES for initial sale to the public. The exchange ratio for any basket stock will remain constant for the term of the BRIDGES unless adjusted for certain corporate events. See "Basket stocks" below.

Payment at maturity          Unlike ordinary debt securities, the BRIDGES do
                             not pay interest. Instead, at maturity, you will receive the greater of (i) the principal amount of $10 per BRIDGES and (ii) the final average basket value. The final average basket value will be the arithmetic average of the basket values on each of the six determination dates during the life of the BRIDGES.

                                         100% Principal Protection

                             At maturity, we will pay you the greater of (i) the principal amount of $10 and (ii) the final average basket value.

                                 Final Average
                                 Basket Value  = the arithmetic average of the
                                                 Basket Values on each of the
                                                 Determination Dates as
                                                 calculated by the calculation
                                                 agent on the last Determination
                                                 Date

                                 Basket Value  = the sum of the products of the
                                                 closing price and the exchange
                                                 ratio for each basket stock, as
                                                 determined on any date by the
                                                 calculation agent

                                 Determination
                                 Dates         = May 30, 2004, May 30, 2005, May
                                                 30, 2006, May 30, 2007, May 30,
                                                 2008 and February 26, 2009, in
                                                 each case subject to adjustment
                                                 in the event of certain market
                                                 disruption events

                             If the final average basket value is less than or equal to $10, you will receive only the principal amount at maturity. The payment to you of the principal amount or the final average basket value upon maturity of the BRIDGES will be determined in U.S. Dollars.

                             You can review the historical prices of each of the basket stocks and a chart of historical basket values in the section of this pricing supplement called "Description of BRIDGES-- Historical Information."

Basket stocks                The following table sets forth the basket stocks,
                             the ticker symbol for each basket stock on the NYSE, the proportion of the initial basket value represented by the shares of each basket stock contained in the basket, the exchange ratio for each basket stock, the initial price of each basket stock used to calculate its exchange ratio and the value of the fractional share of each basket stock contained in the basket based upon those initial prices:

                                                                                          Initial    Initial
                                                                   Proportion             Price of  Value per
                                  Issuer of               Ticker   of Initial   Exchange   Basket    Basket
                                 Basket Stock             Symbol  Basket Value   Ratio     Stock     Stock
                                 ------------             ------  ------------  --------  --------  ---------
                             Automatic Data
                               Processing, Inc.            ADP       1/10th                           $1.00
                             American International
                               Group, Inc.                 AIG       1/10th                           $1.00
                             Berkshire Hathaway Inc.
                               (Class B Common
                               Stock)                     BRK.b      1/10th                           $1.00
                             Exxon Mobil
                               Corporation                 XOM       1/10th                           $1.00
                             Federal National
                               Mortgage
                               Association                 FNM       1/10th                           $1.00
                             General Electric
                               Company                     GE        1/10th                           $1.00
                             Johnson & Johnson             JNJ       1/10th                           $1.00
                             Merck & Co., Inc.             MRK       1/10th                           $1.00
                             Pfizer Inc.                   PFE       1/10th                           $1.00
                             United Parcel Service,        UPS       1/10th                           $1.00
                               Inc.

                             The exchange ratio for each basket stock is a fraction of a share calculated so that each basket stock represents approximately $1, or one-tenth, of the $10 initial basket value based on the closing prices of the basket stocks used to calculate the exchange ratios of the basket stocks.

                             The exchange ratio for each basket stock will remain constant for the term of the BRIDGES unless adjusted for certain corporate events relating to the issuer of that basket stock. See "Description of BRIDGES--Adjustments to the Exchange Ratios" in this pricing supplement.

MS & Co. will be the         We have appointed our affiliate, Morgan Stanley &
calculation agent            Co. Incorporated, which we refer to as MS & Co.,
                             to act as calculation agent for JPMorgan Chase
                             Bank, the trustee for our senior notes. As calculation agent, our affiliate MS & Co. will calculate the final average basket value, determine what, if any, adjustments should be made to the exchange ratios to reflect certain corporate and other events and determine whether a market disruption event has occurred. We expect that MS & Co. and other affiliates will carry out hedging activities related to the BRIDGES (and possibly to other instruments linked to the basket stocks or its component stocks), including trading in the basket stocks as well as in other instruments related to the basket stocks.
                             MS & Co. and some of our other subsidiaries also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer businesses. Any of these trading activities could potentially affect the value of the basket stocks and, accordingly, could affect the payout to you on the BRIDGES.

Where you can find           The BRIDGES are senior notes issued as part of our
more information on          program in the accompanying prospectus supplement
the BRIDGES                  dated June 11, 2002. We describe the basic
                             features of this type of note in the sections of the prospectus supplement called "Description of Notes--Fixed Rate Notes" and " --Notes Linked to
                             Commodity Prices, Single Securities, Baskets of
                             Securities or Indices."

                             Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the BRIDGES, you should read the "Description of BRIDGES" section in this pricing supplement. You should also read about some of the risks involved in investing in BRIDGES in the section called "Risk Factors." The tax treatment of investments in basket- linked notes such as BRIDGES differs from that of investments in ordinary debt securities. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the BRIDGES.

How to reach us              You may contact your local Morgan Stanley branch
                             office or our principal executive offices at 1585
                             Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                                  RISK FACTORS

     The BRIDGES are not secured debt and, unlike ordinary debt securities, the BRIDGES do not pay interest. Investing in the BRIDGES is not equivalent to investing directly in the basket of stocks or any of the component stocks. This section describes the most significant risks relating to the BRIDGES. You should carefully consider whether the BRIDGES are suited to your particular circumstances before you decide to purchase them.

BRIDGES are not              The terms of the BRIDGES differ from those of
ordinary senior notes        ordinary debt securities in that we will not pay
                             interest on the BRIDGES. Because the final average index value may not exceed $10, the return on your investment in the BRIDGES (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The return of only the principal amount of each BRIDGES at maturity will not compensate you for the effects of inflation and other factors relating to the value of money over time.

BRIDGES may not pay          If the final average basket value is less than or
more than the principal      equal to $10, you will receive only the principal
amount at maturity           amount of $10 for each BRIDGES you hold at
                             maturity.

BRIDGES may not              There may be little or no secondary market for the
be actively traded           BRIDGES. Although we will apply to list the
                             BRIDGES on the American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the BRIDGES, but it is not required to do so.

Market price of the          Several factors, many of which are beyond our
BRIDGES influenced by        control, will influence the value of the BRIDGES,
many unpredictable factors   including:

                             o the market price of each of the basket stocks at
                               any time and on the specific determination dates

                             o interest and yield rates in the market

                             o the volatility (frequency and magnitude of
                               changes in value) of each of the basket stocks

                             o economic, financial, political and regulatory or
                               judicial events that affect the basket stocks or stock markets generally and which may affect the final average basket value

                             o the time remaining to the maturity of the
                               BRIDGES

                             o the dividend rate on each of the basket stocks

                             o our creditworthiness

                             Some or all of these factors will influence the price that you will receive if you sell your BRIDGES prior to maturity. For example, you may have to sell your BRIDGES at a substantial discount from the principal amount if at the time of sale or on earlier determination dates the basket value is at, below or not sufficiently above $10 or if market interest rates rise.

                             You cannot predict the future performance of any of the basket stocks or of the basket stocks as a whole based on their historical performance. Neither can you predict whether increases in the prices of any of the basket stocks will be offset by decreases in the prices of other basket stocks. We cannot guarantee that the final average basket value will be higher than $10 so that you will receive at maturity an amount in excess of the principal amount of the BRIDGES.

Investing in the BRIDGES is Because the final average basket value is based on not equivalent to investing the closing value of the basket stocks on the six
in the basket stocks         determination dates during the term of the
                             BRIDGES, it is possible for the final average basket value to be lower than $10 even if the basket closing value at maturity is higher than $10.

The BRIDGES are not linked   Although the long-term debt of each of the ten
to the long-term debt of     issuers of the basket stocks is currently rated in
the issuers of the basket    the highest category by the nationally recognized
stocks                       statistical rating organizations that rate that
                             company's long-term debt, the BRIDGES are not linked to that long-term debt, but to the common stock of each issuer. There is not necessarily any correlation between the performance of an issuer's common stock and the credit rating given to its long-term debt. In any case, a rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. The BRIDGES are unsecured senior debt obligations of Morgan
                             Stanley only and are not obligations of the issuers of the basket stocks.

The credit ratings given to  The credit ratings of the long-term debt of any of
the long-term debt of the    the issuers of the basket stocks may fall during
issuers of the basket        the term of the BRIDGES. We will not remove any
stocks may drop              basket stock from the basket, even if the credit
                             rating accorded to the issuer's long-term debt by any or all of the nationally recognized statistical rating organizations that rate that company's long-term debt falls below the highest category during the term of the BRIDGES.

No affiliation with the      We are not affiliated with any of the issuers of
issuers of the basket        the basket stocks. We or our subsidiaries may
stocks                       presently or from time to time engage in business
                             with one or more of the issuers of the basket stocks, including extending loans to, or making equity investments in, one or more of the issuers of the basket stocks or their affiliates or subsidiaries or providing advisory services to one or more of the issuers of the basket stocks, including merger and acquisition advisory services. In the course of our business, we or our affiliates may acquire non-public information about one or more of the issuers of the basket stocks. Moreover, we have no ability to control the actions of the issuers of the basket stocks, including any corporate actions of the type that would require the calculation agent to adjust the exchange ratios of the basket stocks. We or our affiliates from time to time have published and in the future may publish research reports with respect to the basket stocks. The basket was compiled independently of any research recommendations and may not be consistent with such recommendations. The issuers of the basket stocks are not involved in the offering of the BRIDGES in any way and have no obligation to consider your interest as an owner of these BRIDGES in taking any corporate actions that might affect the value of your BRIDGES. None of the money you pay for the BRIDGES will go to the issuers of the basket stocks.

You have no                  As an owner of BRIDGES, you will not have voting
shareholder rights           rights or rights to receive dividends or other
                             distributions or any other rights with respect to the basket stocks.

The antidilution adjustments MS & Co., as calculation agent, will adjust the
we are required to make do   exchange ratio for a basket stock for certain
not cover every corporate    events affecting the basket stock, such as stock
event that can affect the    splits and stock dividends, and certain other
basket stocks                corporate actions involving the issuer of the
                             basket stock, such as mergers. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the basket stocks. For example, the calculation agent is not required to make any adjustments if the issuer of a basket stock or anyone else makes a partial tender offer or a partial exchange offer for that basket stock. If an event occurs that does not require the calculation agent to adjust the exchange ratio, the market price of the notes may be materially and adversely affected.

Adverse economic interests   As calculation agent, our affiliate MS & Co. will
of the calculation agent     calculate the final average basket value, what
and its affiliates may       adjustments should be made to the exchange ratio
influence determinations     for each basket stock to reflect certain corporate
                             and other events and whether a market disruption event has occurred. We expect that MS & Co. and other affiliates will carry out hedging activities related to the BRIDGES (and possibly to other instruments linked to the basket stocks or its component stocks), including trading in the basket stocks as well as in other instruments related to the basket stocks. MS & Co. and some of our other subsidiaries also trade the basket stocks and other financial instruments related to the basket stocks on a regular basis as part of their general broker-dealer businesses. Any of these trading activities could potentially affect the value of the basket stocks and, accordingly, could affect the payout to you on the BRIDGES.

Tax treatment                You should also consider the tax consequences of
                             investing in the BRIDGES. The BRIDGES will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes, as described in the section of this pricing supplement called
                             "Description of BRIDGES--United States Federal
                             Income Taxation." Under this treatment, if you are a U.S. taxable investor, you will be subject to annual income tax based on the comparable yield of the BRIDGES even though you will not receive any interest payments on the BRIDGES. In addition, any gain recognized by U.S. taxable investors on the sale or exchange of the BRIDGES generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                             "Description of BRIDGES--United States Federal
                             Income Taxation" and the section called "United
                             States Federal Taxation--Notes--Notes Linked to
                             Commodity Prices, Single Securities, Baskets of
                             Securities or Indices" in the accompanying prospectus supplement.

                             You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the BRIDGES.

                             DESCRIPTION OF BRIDGES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "BRIDGES" refers to each $10 principal amount of any of our BRIDGES Due February 28, 2009 Based on the Value of the Common Stock of Ten Companies. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley (formerly known as Morgan Stanley Dean Witter & Co.).

Principal Amount...........  $

Original Issue Date
(Settlement Date ).........                , 2002

Maturity Date..............  February 28, 2009, subject to extension in the event of a Market Disruption Event on the sixth Determination Date for calculating the Final Average Basket Value.

                             If, due to a Market Disruption Event or otherwise, the sixth Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that sixth Determination Date as postponed. See "--Determination Dates" below.

Specified Currency.........  U.S. Dollars

CUSIP......................  61744Y280

Minimum Denominations......  $10

Issue Price................  100%

Interest Rate..............  None

Maturity Redemption Amount.  At maturity, you will receive for each BRIDGES the greater of (i) $10 (the principal amount of the BRIDGES) or (ii) the Final Average Basket Value. The Calculation Agent will calculate the Maturity Redemption Amount on the sixth Determination Date.

                             The Calculation Agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Maturity Redemption Amount, on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date.

Basket Stocks..............  The Basket Stocks are the ten stocks set forth in the table below. The table also indicates the ticker symbol for each Basket Stock on the NYSE, the proportion of the Initial Basket Value represented by the shares of each Basket Stock contained in the Basket, the Exchange Ratio with respect to each Basket Stock, the initial price of each Basket Stock used to calculate its Exchange Ratio and the value of the fractional share of each Basket Stock contained in the Basket based upon those initial prices.

                                                                                          Initial    Initial
                                                                   Proportion             Price of  Value per
                             Issuer of                    Ticker   of Initial   Exchange   Basket    Basket
                             Basket Stock                 Symbol  Basket Value   Ratio     Stock     Stock
                             ------------                 ------  ------------  --------  --------  ---------
                             Automatic Data
                               Processing, Inc.            ADP       1/10th                           $1.00
                             American International
                               Group, Inc.                 AIG       1/10th                           $1.00
                             Berkshire Hathaway Inc.
                               (Class B Common
                               Stock)                     BRK.b      1/10th                           $1.00
                             Exxon Mobil
                               Corporation                 XOM       1/10th                           $1.00
                             Federal National
                               Mortgage
                               Association                 FNM       1/10th                           $1.00
                             General Electric
                               Company                     GE        1/10th                           $1.00
                             Johnson & Johnson             JNJ       1/10th                           $1.00
                             Merck & Co., Inc.             MRK       1/10th                           $1.00
                             Pfizer Inc.                   PFE       1/10th                           $1.00
                             United Parcel Service,        UPS       1/10th                           $1.00
                               Inc.

Basket.....................  The Basket is initially an equally-weighted portfolio of the ten Basket Stocks and consists of a number of shares of each Basket Stock equal to the Exchange Ratio with respect to such Basket Stock.

                             The Exchange Ratio for each Basket Stock is a fraction of a share calculated so that each Basket Stock represents approximately $1, or one-tenth, of the Initial Basket Value based on the initial prices of the Basket Stocks used to calculate the Exchange Ratios for the Basket Stocks.

Exchange Ratio.............  The Exchange Ratio for each Basket Stock is set forth in the table above, subject to adjustment for certain corporate and other events relating to the issuer of that Basket Stock. See "--Adjustments to the Exchange Ratios" below.

Initial Basket Value.......  $10

Final Average Basket Value.  The arithmetic average of the Basket Values on each of the Determination Dates, as determined by the Calculation Agent.

Basket Value...............  The Basket Value on any date equals the sum of the products of the Market Price and the Exchange Ratio for each Basket Stock, each determined as of such date by the Calculation Agent.

Determination Dates........  The Determination Dates will be May 30, 2004, May
                             30, 2005, May 30, 2006, May 30, 2007, May 30, 2008
                             and February 26, 2009, in each such case subject to adjustment for Market Disruption Events as described in the two following paragraphs.

                             If any of the first five scheduled Determination Dates is not a Trading Day or if a Market Disruption Event occurs on any such date, such Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event has occurred on each of the five Trading Days immediately succeeding any of the first five scheduled Determination Dates, then such fifth succeeding Trading Day will be deemed to be the relevant Determination Date, notwithstanding the occurrence of a Market Disruption Event on such day.

                             If February 26, 2009 (the sixth scheduled
                             Determination Date) is not a Trading Day or if there is a Market Disruption Event on such day, the sixth Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Market Price...............  If a Basket Stock (or any other security for which a Market Price must be determined) is listed on a national securities exchange, is a security of the Nasdaq National Market or is included in the OTC Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the Market Price for one share of such Basket Stock (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which such Basket Stock (or any such other security) is listed or admitted to trading (which may be the Nasdaq National Market if it is then a national securities exchange) or (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable (even if such Basket Stock (or such other security) is listed or admitted to trading on such securities exchange), the last reported sale price of the principal trading session on the over-the-counter market as reported on the Nasdaq National Market (if it is not then a national securities exchange) or OTC Bulletin Board on such day. If the last reported sale price of the principal trading session is not available pursuant to clause (i) or (ii) of the preceding sentence because of a Market Disruption Event or otherwise, the Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for such Basket Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of MS & Co. or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. A "security of the Nasdaq National Market" shall include a security included in any successor to such system and the term "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day................  A day, as determined by the Calculation Agent, on which trading is generally conducted on the New York Stock Exchange, Inc. ("NYSE"), the American Stock Exchange LLC, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note..........  Book Entry

Senior Note or
Subordinated Note..........  Senior

Trustee....................  JPMorgan Chase Bank (formerly known as The Chase
                             Manhattan Bank)

Agent......................  Morgan Stanley & Co. Incorporated and its
                             successors ("MS & Co.").

Alternate Exchange
Calculation in Case of
an Event of Default .......  In case an event of default with respect to the
                             BRIDGES shall have occurred and be continuing, the amount declared due and payable for each BRIDGES upon any acceleration of the BRIDGES will be equal the greater of (i) $10 (the principal amount of the BRIDGES) and (ii) the Final Average Basket Value determined as though the Basket Value for any Determination Date scheduled to occur on or after such date of acceleration were the Basket Value on the date of acceleration.

Calculation Agent..........  MS & Co.

                             All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                             All calculations with respect to the Exchange Ratio for each Basket Stock and the Final Average Basket Value will be rounded to the nearest one billionth, with five ten-billionths rounded upward (e.g., .8765432105 would be rounded to .876543211); all dollar amounts related to determination of the amount of cash payable per BRIDGES will be rounded to the nearest ten-thousandth, with five one hundred- thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of BRIDGES will be rounded to the nearest cent, with one-half cent rounded upward.

                             Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the BRIDGES, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Final Average Basket Value, what adjustments should be made to the Exchange Ratio with respect to a Basket Stock or whether a Market Disruption Event has occurred. See "--Adjustments to the Exchange Ratios" and "--Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Adjustments to the
Exchange Ratios............  The Exchange Ratio with respect to a Basket Stock will be adjusted as follows:

                             1. If a Basket Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Ratio for such Basket Stock will be adjusted to equal the product of the prior Exchange Ratio and the number of shares issued in such stock split or reverse stock split with respect to one share of such Basket Stock.

                             2. If a Basket Stock is subject (i) to a stock dividend (issuance of additional shares of such Basket Stock) that is given ratably to all holders of shares of such Basket Stock or (ii) to a distribution of such Basket Stock as a result of the triggering of any provision of the corporate charter of the issuer of such Basket Stock, then once the dividend has been declared and the Basket Stock is trading ex- dividend, the Exchange Ratio for such Basket Stock will be adjusted so that the new Exchange Ratio shall equal the prior Exchange Ratio plus the product of (i) the number of shares issued with respect to one share of such Basket Stock and (ii) the prior Exchange Ratio for such Basket Stock.

                             3. There will be no adjustments to any Exchange Ratio to reflect cash dividends or other distributions paid with respect to a Basket Stock other than distributions described in clauses (i),
                             (iv) and (v) of paragraph 5 below and
                             Extraordinary Dividends as described below. A cash dividend or other distribution with respect to a Basket Stock will be deemed to be an "Extraordinary Dividend" if such dividend or other distribution exceeds the immediately preceding non- Extraordinary Dividend for such Basket Stock by an amount equal to at least 10% of the Market Price of such Basket Stock (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to a Basket Stock, the Exchange Ratio with respect to such Basket Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Ratio will equal the product of (i) the then current Exchange Ratio and (ii) a fraction, the numerator of which is the Market Price of the Basket Stock on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price of the Basket Stock on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for a Basket Stock will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non- Extraordinary Dividend for such Basket Stock or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on a Basket Stock described in clause (i), (iv) or
                             (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the Exchange Ratio pursuant only to clause (i),
                             (iv) or (v) of paragraph 5, as applicable.

                             4. If an issuer of a Basket Stock issues rights or warrants to all holders of a Basket Stock to subscribe for or purchase such Basket Stock at an exercise price per share less than the Market Price of such Basket Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the BRIDGES, then the Exchange Ratio for such Basket Stock will be adjusted to equal the product of the prior Exchange Ratio for such Basket Stock and a fraction, the numerator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of such Basket Stock outstanding immediately prior to the issuance of such rights or warrants plus the number of additional shares of such Basket Stock which the aggregate offering price of the total number of shares of such Basket Stock so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price.

                             5. Any of the following shall constitute a Reorganization Event: (i) there occurs any reclassification or change of a Basket Stock, including, without limitation, as a result of the issuance of any tracking stock by the issuer of such Basket Stock, (ii) the issuer of a Basket Stock or any surviving entity or subsequent surviving entity of the issuer of such Basket Stock (an "Issuer Successor") has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the issuer of a Basket Stock or any Issuer Successor with another corporation occurs (other than pursuant to clause (ii) above),
                             (iv) the issuer of a Basket Stock is liquidated,
                             (v) the issuer of a Basket Stock issues to all of its shareholders equity securities of an issuer other than the issuer of such Basket Stock (other than in a transaction described in clause (ii),
                             (iii) or (iv) above) (a "Spinoff Event") or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of such Basket Stock. If any Reorganization Event occurs, in each case as a result of which the holders of a Basket Stock are entitled to receive stock, other securities or other property or assets (including, without limitation, cash or other classes of securities of the issuer of such Basket Stock and including (x) in the case of the issuance of tracking stock, the reclassified share of the Basket Stock, (y) in the case of a Spin-off Event, the share of the Basket Stock with respect to which the spun-off security was issued and (z) in the case of any other Reorganization Event where the Basket Stock continues to be held by the holders receiving such distribution, the Basket Stock) (collectively, "Exchange Property") with respect to or in exchange for such Basket Stock, then in lieu of using the product of the Market Price and the Exchange Ratio for such Basket Stock to calculate the Basket Value on any date, the Calculation Agent will use the Exchange Property Value on such date. The Exchange Property Value at any date means (i) for any cash received per share of Basket Stock, the amount of cash received per share of Basket Stock as adjusted by the applicable Exchange Ratio for such Basket Stock on the date of such Reorganization

                             Event, (ii) for any property other than cash or securities received in such distribution, the market value, as determined by the Calculation Agent, as of the date of receipt, of such Exchange Property received for each share of Basket Stock, as adjusted by the Exchange Ratio for such Basket Stock on the date of such Reorganization Event,
                             (iii) for any security received in any such distribution, an amount equal to the Market Price, as of the date on which the Exchange Property Value is determined, per share of such security multiplied by the quantity of such security received for each share of Basket Stock, as adjusted by the Exchange Ratio for such Basket Stock on the date of the initial distribution of such Exchange Property (such as-adjusted quantity, a "New Exchange Ratio") and (iv) if the Exchange Property was distributed with respect to, rather than in exchange for, a Basket Stock, an amount equal to the Market Price, as of the date on which the Exchange Property Value is determined, for such Basket Stock multiplied by the Exchange Ratio as of the date on which the Exchange Property Value is determined. Holders of BRIDGES will not receive any interest accrued on the cash component of any Exchange Property. Any New Exchange Ratio will also be subject to the adjustments set forth in paragraphs 1 through 5 hereof.

                             For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer or a going- private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                             If a Market Price for a Basket Stock is no longer available for a Basket Stock for whatever reason, including the liquidation of the issuer of such Basket Stock or the subjection of such issuer to a preceding under any applicable bankruptcy, insolvency or other similar law, then the value of such Basket Stock will equal zero for so long as no Market Price is available. There will be no substitution for any such Basket Stock.

                             No adjustment to the Exchange Ratio of a Basket Stock will be required unless such adjustment would require a change of at least 0.1% in the Exchange Ratio of such Basket Stock then in effect. The Exchange Ratio resulting from any of the adjustments specified above will be rounded to the nearest one hundred-millionth, with five one-billionths rounded upward. Adjustments to the Exchange Ratio of a Basket Stock will be made up to and including the sixth scheduled Determination Date.

                             The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the Exchange Ratio for a Basket Stock or method of calculating the Exchange

                             Property Value and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

                             The Calculation Agent will provide information as to any adjustments to any Exchange Ratio upon written request by any holder of the BRIDGES.

Market Disruption Event....  "Market Disruption Event" means the occurrence or existence of any of the following events with respect to any Basket Stock:

                               (i) a suspension, absence or material limitation of trading of such Basket Stock on the primary market for such Basket Stock for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for such Basket Stock as a result of which the reported trading prices for such Basket Stock during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in options contracts related to such Basket Stock, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                               (ii) a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with the ability of Morgan Stanley or any of its affiliates to unwind or adjust all or a material portion of the hedge position in such Basket Stocks with respect to the BRIDGES.

                             For purposes of determining whether a Market
                             Disruption Event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant options contract will not constitute a Market Disruption Event, (3) limitations pursuant to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in options contracts on any Basket Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to such Basket Stock and (5) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to any Basket Stock are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Basket Stocks;
Public Information.........  All the issuers of Basket Stocks, except for
                             Federal National Mortgage Association ("Fannie Mae"), are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission"). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by each of the issuers of the Basket Stocks pursuant to the Exchange Act can be located by reference to its respective Commission file number, set forth below. Fannie Mae periodically publishes certain financial and other information regarding Fannie Mae which can be accessed through a website maintained by Fannie Mae. The address of the Fannie Mae website is http://www.fanniemae.com. In addition, information regarding the issuers of the Basket Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

                             Automatic Data Processing, Inc. is a provider of computerized transaction processing, data communication, and information services. Its Commission file number is 1-5397.

                             American International Group, Inc. is engaged through its subsidiaries in general and life insurance operations, financial services, and retirement savings and asset management. Its Commission file number is 1-8787.

                             Berkshire Hathaway Inc. is a holding company that owns subsidiaries engaged in insurance businesses and other activities. Its Commission File number is 1-14905.

                             Exxon Mobil Corporation is a petroleum refining company that explores for, produces, transports and sells crude oil and natural gas, manufactures, transports and sells petroleum products, manufactures and markets basic petrochemicals, explores for, mines and sells coal, copper, and other minerals, and has interests in electric power generation facilities. Its Commission file number is 1-2256.

                             Federal National Mortgage Association is an investor in home mortgage loans that provides funds to the mortgage market by purchasing mortgage loans from lenders.

                             General Electric Company is engaged in developing, manufacturing, and marketing products for the generation, transmission, distribution, control and utilization of electricity. Its Commission file number is 1-00035.

                             Johnson & Johnson is a manufacturer of products in the health care field. Its Commission file number is 1-3215.

                             Merck & Co., Inc. is a pharmaceutical company that discovers, develops, manufactures and markets a range of human and animal health products. Its Commission file number is 1-3305.

                             Pfizer Inc. is a pharmaceutical company that discovers, develops, manufactures, and markets prescription medicines and consumer products for humans and animals. Its Commission file number is 1-3619.

                             United Parcel Service, Inc. is a delivery company that provides transportation and logistics services. Its Commission file number is 1-15451.

                             This pricing supplement relates only to the BRIDGES offered hereby and does not relate to the Basket Stocks or other securities of the issuers of the Basket Stocks. We have derived all disclosures contained in this pricing supplement regarding the issuers of the Basket Stocks from the publicly available documents described in the preceding paragraphs. Neither we nor the Agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Basket Stocks in connection with the offering of the BRIDGES. Neither we nor the Agent makes any representation that such publicly available documents are or any other publicly available information regarding the issuers of the Basket Stocks is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraphs) that would affect the trading prices of the Basket Stocks (and therefore the Initial Basket Value and the Exchange Ratios) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Basket Stocks could affect the payout you receive on the BRIDGES.

                             Neither we nor any of our affiliates makes any representation to you as to the performance of any of the Basket Stocks or the Basket as a whole.

                             We and/or our subsidiaries may presently or from time to time engage in business with the issuers of the Basket Stocks, including extending loans to, or making equity investments in, the issuers of the Basket Stocks or providing advisory services to the issuers of the Basket Stocks, including merger and acquisition advisory services. In the course of such business, we and/or our subsidiaries may acquire non-public information with respect to the issuers of the Basket Stocks and, in addition, one or more of our affiliates may publish research reports with respect to the issuers of Basket Stocks. The statement in the preceding sentence is not intended to affect the rights of the holders of the BRIDGES under the securities laws. As a prospective purchaser of a BRIDGES, you should undertake an independent investigation of the issuers of the Basket Stocks as in your judgment is appropriate to make an informed decision with respect to an investment in the Basket Stocks.

Historical Information.....  The following table sets forth the published high and low Market Prices for each Basket Stock during 1999, 2000, 2001 and during 2002 through August 8, 2002. The Market Price of each Basket Stock on August , 2002 is set forth above under "--Basket Stocks." We obtained the information in the table below from Bloomberg Financial Markets, and we believe such information to be accurate.

                             The historical prices of the Basket Stocks should not be taken as an indication of future performance, and no assurance can be given as to the level of the Basket Stocks on any Determination Date. The value of the Basket Stocks may be lower on the Determination Dates than on the date of this pricing supplement so that you will receive only the $10 principal amount of the BRIDGES at maturity. We cannot give you any assurance that the average value of the Basket Stocks on the Determination Dates will be higher than $10.

                                Automatic Data
                               Processing, Inc.     High      Low     Dividends
                               ----------------     ----      ---     ---------
                             (CUSIP 053015103)
                             1999
                             First Quarter....... $ 42.56   $ 37.00   $ .07625
                             Second Quarter......   46.19     39.50     .07625
                             Third Quarter.......   44.69     38.00     .07625
                             Fourth Quarter......   54.69     43.88     .07625
                             2000
                             First Quarter.......   54.75     41.88      .0875
                             Second Quarter......   57.69     46.00      .0875
                             Third Quarter.......   67.19     49.56      .0875
                             Fourth Quarter......   68.88     58.94      .0875
                             2001
                             First Quarter.......   62.06     49.89      .1025
                             Second Quarter......   56.90     49.70      .1025
                             Third Quarter.......   53.95     43.99      .1025
                             Fourth Quarter......   60.27     46.95      .1025
                             2002
                             First Quarter.......   58.63     52.07       .115
                             Second Quarter......   57.25     43.10       .115
                             Third Quarter
                              (through August 8,
                               2002).............   43.02     31.60       .115

                             Historical prices with respect to the common stock of Automatic Data Processing, Inc. have been adjusted for a 2-for-1 stock split which became effective in the first quarter of 1999.

                             American International
                                  Group, Inc.           High      Low      Dividends
                             -----------------------    ----      ---      ---------
                             (CUSIP 026874107)
                             1999
                             First Quarter.......   $ 65.40    $ 52.00     $ .029867
                             Second Quarter......     70.90      59.47       .029867
                             Third Quarter.......     66.50      56.33       .033333
                             Fourth Quarter......     74.46      54.67       .033333
                             2000
                             First Quarter.......     76.04      54.29       .033333
                             Second Quarter......     82.17      67.75       .033333
                             Third Quarter.......     95.69      78.79          .037
                             Fourth Quarter......    103.69      90.13          .037
                             2001
                             First Quarter.......     96.88      75.12          .037
                             Second Quarter......     86.51      76.18          .037
                             Third Quarter.......     87.06      67.05          .042
                             Fourth Quarter......     86.01      76.74          .042
                             2002
                             First Quarter.......     79.61      70.15          .042
                             Second Quarter......     75.26      62.84          .042
                             Third Quarter
                              (through August 8,
                               2002).............     67.74      51.10          .047

                             Historical prices with respect to the common stock of American International Group, Inc. have been adjusted for a 5-for-4 stock split which became effective in the third quarter of 1999 and for a 3-for-2 stock split which became effective in the third quarter of 2000.

                             Berkshire Hathaway Inc.
                             (Class B Common Stock)     High         Low    Dividends
                             -----------------------    ----         ---    ---------
                             (CUSIP 084670207)
                             1999
                             First Quarter.......   $ 2,642.00   $ 2,075.00     -
                             Second Quarter......     2,537.00     2,220.00     -
                             Third Quarter.......     2,319.00     1,856.00     -
                             Fourth Quarter......     2,163.00     1,710.00     -
                             2000
                             First Quarter.......     1,820.00     1,370.00     -
                             Second Quarter......     1,964.00     1,732.00     -
                             Third Quarter.......     2,070.00     1,727.00     -
                             Fourth Quarter......     2,354.00     1,784.00     -
                             2001
                             First Quarter.......     2,411.00     2,105.00     -
                             Second Quarter......     2,319.00     2,097.00     -
                             Third Quarter.......     2,355.00     2,048.00     -
                             Fourth Quarter......     2,525.00     2,213.00     -
                             2002
                             First Quarter.......     2,499.00     2,328.00     -
                             Second Quarter......     2,606.00     2,234.00     -
                             Third Quarter
                              (through August 8,
                               2002).............     2,359.00     2,000.00     -

                                 Exxon Mobil
                                 Corporation        High      Low   Dividends
                                 -----------        ----      ---   ---------
                             (CUSIP 30231G102)
                             1999
                             First Quarter....... $ 37.44   $ 32.41  $ .205
                             Second Quarter......   43.22     35.06    .205
                             Third Quarter.......   41.41     37.34    .205
                             Fourth Quarter......   43.06     35.31     .22
                             2000
                             First Quarter.......   42.78     35.53     .22
                             Second Quarter......   42.19     37.75     .22
                             Third Quarter.......   44.82     37.69     .22
                             Fourth Quarter......   47.22     42.06     .22
                             2001
                             First Quarter.......   44.56     38.45     .22
                             Second Quarter......   45.78     38.95     .22
                             Third Quarter.......   43.85     35.83     .24
                             Fourth Quarter......   42.29     36.44     .23
                             2002
                             First Quarter.......   44.00     37.95     .23
                             Second Quarter......   44.38     38.96     .23
                             Third Quarter
                              (through August 8,
                               2002).............   40.65     30.27     .23

                             Historical prices with respect to the common stock of Exxon Mobil Corporation have been adjusted for a 2-for-1 stock split which became effective in the third quarter of 2001.

                             Federal National
                                 Mortgage
                                Association        High      Low     Dividends
                             ----------------      ----      ---     ---------
                             (CUSIP 313586109)
                             1999
                             First Quarter....... $ 75.00   $ 66.75   $ .27
                             Second Quarter......   72.88     62.56     .27
                             Third Quarter.......   71.38     59.00     .27
                             Fourth Quarter......   72.88     60.31     .27
                             2000
                             First Quarter.......   64.63     48.44     .28
                             Second Quarter......   65.00     52.19     .28
                             Third Quarter.......   71.50     48.38     .28
                             Fourth Quarter......   87.81     68.00     .28
                             2001
                             First Quarter.......   84.75     72.95     .30
                             Second Quarter......   87.49     74.45     .30
                             Third Quarter.......   86.08     74.64     .30
                             Fourth Quarter......   84.39     76.50     .30
                             2002
                             First Quarter.......   83.15     75.35     .33
                             Second Quarter......   83.10     72.96     .33
                             Third Quarter
                              (through August 8,
                               2002).............   74.89     67.00     .33

                              General Electric
                                Corporation         High      Low     Dividends
                              ----------------      ----      ---     ---------
                             (CUSIP 369604103)
                             1999
                             First Quarter....... $ 37.77   $ 32.00  $ .116667
                             Second Quarter......   38.98     33.56    .116667
                             Third Quarter.......   40.67     34.96    .116667
                             Fourth Quarter......   53.17     38.58    .116667

                              General Electric
                                Corporation         High      Low     Dividends
                              ----------------      ----      ---     ---------
                             (CUSIP 369604103)
                             2000
                             First Quarter.......   54.33     41.71    .136667
                             Second Quarter......   55.33     48.58    .136667
                             Third Quarter.......   60.00     49.94    .136667
                             Fourth Quarter......   59.75     47.44    .136667
                             2001
                             First Quarter.......   48.06     37.70        .16
                             Second Quarter......   53.40     39.60        .16
                             Third Quarter.......   50.20     30.37        .16
                             Fourth Quarter......   41.55     36.34        .16
                             2002
                             First Quarter.......   41.55     35.00        .18
                             Second Quarter......   37.30     28.90        .18
                             Third Quarter
                              (through August 8,
                               2002).............   32.20     24.80        .18

                             Historical prices with respect to the common stock of General Electirc Company have been adjusted for a 3-for-1 stock split which became effective in the second quarter of 2000.

                              Johnson & Johnson     High      Low     Dividends
                              -----------------     ----      ---     ---------
                             (CUSIP 478160104)
                             1999
                             First Quarter....... $ 46.97   $ 39.03    $ .125
                             Second Quarter......   51.25     43.91       .14
                             Third Quarter.......   52.88     45.00       .14
                             Fourth Quarter......   53.06     45.50       .14
                             2000
                             First Quarter.......   48.25     34.25       .14
                             Second Quarter......   50.94     36.13       .16
                             Third Quarter.......   50.53     45.13       .16
                             Fourth Quarter......   52.53     44.94       .16
                             2001
                             First Quarter.......   51.00     41.63       .16
                             Second Quarter......   53.61     43.06       .18
                             Third Quarter.......   57.00     50.41       .18
                             Fourth Quarter......   60.97     54.27       .18
                             2002
                             First Quarter.......   65.49     55.50       .18
                             Second Quarter......   64.61     52.26      .205
                             Third Quarter
                              (through August 8,
                               2002).............   54.59     41.85      .205

                             Historical prices with respect to the common stock of Johnson & Johnson have been adjusted for a 2-for-1 stock split which became effective in the second quarter of 2001.

                              Merck & Co., Inc.     High      Low     Dividends
                              -----------------     ----      ---     ---------
                             (CUSIP 589331107)
                             1999
                             First Quarter....... $ 86.38   $ 68.75    $ .27
                             Second Quarter......   85.00     66.00      .27
                             Third Quarter.......   75.31     60.94      .27
                             Fourth Quarter......   80.38     66.06      .29

                              Merck & Co., Inc.     High      Low     Dividends
                              -----------------     ----      ---     ---------
                             (CUSIP 589331107)
                             2000
                             First Quarter.......   78.63     53.94     .29
                             Second Quarter......   76.63     63.56     .29
                             Third Quarter.......   77.19     63.75     .29
                             Fourth Quarter......   94.88     73.56     .34
                             2001
                             First Quarter.......   93.00     67.96     .34
                             Second Quarter......   80.85     63.91     .34
                             Third Quarter.......   71.22     61.00     .34
                             Fourth Quarter......   69.95     57.17     .35
                             2002
                             First Quarter.......   64.37     56.96     .35
                             Second Quarter......   58.20     49.05     .35
                             Third Quarter
                              (through August 8,
                               2002).............   50.35     39.05     .35

                             Historical prices with respect to the common stock of Merck & Co., Inc. have been adjusted for a 2-for-1 stock split which became effective in the first quarter of 1999.

                                Pfizer, Inc.        High      Low     Dividends
                                ------------        ----      ---     ---------
                             (CUSIP 717081103)
                             1999
                             First Quarter....... $ 47.69   $ 37.83   $ .073333
                             Second Quarter......   50.04     31.71     .073333
                             Third Quarter.......   40.38     32.75         .08
                             Fourth Quarter......   41.75     32.44         .08
                             2000
                             First Quarter.......   37.81     30.00         .09
                             Second Quarter......   48.00     37.94         .09
                             Third Quarter.......   49.00     39.88         .09
                             Fourth Quarter......   47.44     42.19         .09
                             2001
                             First Quarter.......   46.13     35.67         .11
                             Second Quarter......   44.87     38.95         .11
                             Third Quarter.......   41.75     35.80         .11
                             Fourth Quarter......   43.90     39.44         .11
                             2002
                             First Quarter.......   42.15     39.40         .13
                             Second Quarter......   40.11     33.43         .13
                             Third Quarter
                              (through August 8,
                               2002).............   34.41     25.92         .13

                             Historical prices with respect to the common stock of Pfizer, Inc. have been adjusted for a 3-for-1 stock split which became effective in the second quarter of 1999.

                               United Parcel
                               Service, Inc.        High      Low     Dividends
                               -------------        ----      ---     ---------
                             (CUSIP 911312106)
                             1999
                             Fourth Quarter...... $ 75.00   $ 50.00     $ .30
                             2000
                             First Quarter.......   69.06     50.63       .17
                             Second Quarter......   66.50     55.00       .17
                             Third Quarter.......   61.31     52.38       .17
                             Fourth Quarter......   64.00     53.06       .17

                               United Parcel
                               Service, Inc.        High      Low     Dividends
                               -------------        ----      ---     ---------
                             (CUSIP 911312106)
                             2001
                             First Quarter.......   61.90     55.25     .19
                             Second Quarter......   59.91     52.96     .19
                             Third Quarter.......   58.56     47.95     .19
                             Fourth Quarter......   57.13     50.10     .19
                             2002
                             First Quarter.......   61.00     54.46     .19
                             Second Quarter......   62.77     58.25     .19
                             Third Quarter
                              (through August 8,
                               2002).............   67.00     60.20       -

                             We make no representation as to the amount of dividends, if any, that the issuers of the Basket Stocks will pay in the future. In any event, as an owner of BRIDGES, you will not be entitled to receive dividends, if any, that may be payable on the Basket Stocks.

                                    Historical Basket Values Graph

                             The following graph shows the historical daily values for a basket composed of the Basket Stocks, assuming that the exchange ratios had been determined on November 10, 1999 (the first date on which all the Basket Stocks were traded on the
                             NYSE) so that each Basket Stock would represent $1 of the initial Basket Value of $10. The graph covers the period from November 10, 1999 through August 6, 2002. Because the Exchange Ratios for the Basket Stocks for the BRIDGES will be set on the day we first offer the BRIDGES to the public, they will be different than the exchange ratios used in this illustration. The historical performance of the Basket Stocks cannot be taken as an indication of their future performance.

                                            [GRAPHIC OMITTED]

Use of Proceeds and
Hedging....................  The net proceeds we receive from the sale of the
                             BRIDGES will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the BRIDGES. See also "Use of Proceeds" in the accompanying prospectus.

                             On or prior to the date of this pricing
                             supplement, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the BRIDGES by taking positions in the Basket Stocks, in futures or options contracts on the Basket Stocks listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. In the event that we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the pricing of the BRIDGES. Purchase activity could potentially increase the value of the Basket Stocks, and therefore effectively increase the level of the Basket Stocks that must prevail on the Determination Dates in order for you to receive at maturity a payment that exceeds the principal amount of the BRIDGES. Although we have no reason to believe that our hedging activity will have a material impact on the value of the Basket Stocks, we cannot give any assurance that we will not affect such value as a result of our hedging activities. Through our subsidiaries, we are likely to modify our hedge position throughout the life of the BRIDGES, including on the Determination Dates, by purchasing and selling the Basket Stocks, futures or options contracts on the Basket Stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities.

Supplemental Information
Concerning Plan of
Distribution...............  Under the terms and subject to conditions contained in the U.S. distribution agreement
                             referred to in the prospectus supplement under "Plan of Distribution," the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the principal amount of BRIDGES set forth on the cover of this pricing supplement. The Agent proposes initially to offer the BRIDGES directly to the public at the public offering price set forth on the cover page of this pricing supplement;
                             provided that the price will be $     per BRIDGES
                             for purchasers of 100,000 or more BRIDGES in any single transaction, subject to the holding period requirements described below. The Agent may allow
                             a concession not in excess of    % of the principal
                             amount of the BRIDGES to other dealers. We expect to deliver the BRIDGES against payment therefor in
                             New York, New York on          , 2002. After the
                             initial offering, the Agent may vary the offering price and other selling terms from time to time.

                             Where an investor purchases 100,000 or more
                             BRIDGES in a single transaction at the reduced
                             price, approximately    % of the BRIDGES purchased
                             by the investor (the "Delivered BRIDGES") will be delivered on the Settlement Date. The balance of
                             approximately     % of the BRIDGES (the "Escrowed
                             BRIDGES")
                             purchased by the investor will be held in escrow at MS & Co. for the benefit of the investor and delivered to such investor if the investor and any accounts in which the investor may have deposited any of its Delivered BRIDGES have held all of the Delivered BRIDGES for 30 calendar days following the Original Issue Date or any shorter period deemed appropriate by the Agent. If an investor or any account in which the investor has deposited any of its Delivered BRIDGES fails to satisfy the holding period requirement, as determined by the Agent, all of the investor's Escrowed BRIDGES will be forfeited by the investor and not delivered to it. The Escrowed BRIDGES will instead be delivered to the Agent for sale to investors. This forfeiture will have the effect of increasing the purchase price per BRIDGES for such investors to 100% of the principal amount of the BRIDGES. Should investors who are subject to the holding period requirement sell their BRIDGES once the holding period is no longer applicable, the market price of the BRIDGES may be adversely affected. See also "Plan of Distribution" in the accompanying prospectus supplement.

                             In order to facilitate the offering of the BRIDGES, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the BRIDGES. Specifically, the Agent may sell more BRIDGES than it is obligated to purchase in connection with the offering, creating a naked short position in the BRIDGES for its own account. The Agent must close out any naked short position by purchasing the BRIDGES in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the BRIDGES in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, BRIDGES in the open market to stabilize the price of the BRIDGES. Any of these activities may raise or maintain the market price of the BRIDGES above independent market levels or prevent or retard a decline in the market price of the BRIDGES. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

ERISA Matters for Pension
Plans and Insurance
Companies..................  Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the BRIDGES. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                             In addition, we and certain of our subsidiaries and affiliates, including MS & Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the BRIDGES are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider, unless the BRIDGES are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these "prohibited transaction" rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                             The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the BRIDGES. Those class exemptions are PTCE 96- 23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                             Because we may be considered a party in interest with respect to many Plans, the BRIDGES may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or such purchase and holding is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the BRIDGES will be deemed to have represented, in its corporate and fiduciary capacity, by its purchase and holding thereof that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or (b) is eligible for exemptive relief or such purchase or holding is not prohibited by ERISA or Section 4975 of the Code.

                             Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the BRIDGES on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                             Purchasers of the BRIDGES have exclusive responsibility for ensuring that their purchase and holding of the BRIDGES do not violate the prohibited transaction rules of ERISA or the Code.

United States Federal
Income Taxation............  The BRIDGES will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. Investors should refer to the discussion under "United States Federal Taxation--Notes-- Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" in the accompanying prospectus supplement for a description of the U.S. federal income tax consequences of ownership and disposition of the BRIDGES. In connection with the discussion thereunder, we have determined that the
                             "comparable yield" is an annual rate of    %
                             compounded annually. Based on our determination of the comparable yield, the "projected payment schedule" for a BRIDGES (assuming an issue price of $10) consists of a projected amount equal to
                             $        due at maturity.

                             The following table states the amount of interest that will be deemed to have accrued with respect to a BRIDGES during each accrual period, based upon our determination of the comparable yield and the projected payment schedule:

                                                                              TOTAL
                                                                             INTEREST
                                                                            DEEMED TO
                                                            INTEREST       HAVE ACCRUED
                                                           DEEMED TO      FROM ORIGINAL
                                                             ACCRUE      ISSUE DATE (PER
                                                             DURING       BRIDGES) AS OF
                                                            ACCRUAL           END OF
                                                          PERIOD (PER        ACCRUAL
                                   ACCRUAL PERIOD           BRIDGES)         PERIOD
                                   --------------         -----------    ---------------
                             Original Issue Date through
                               December 31, 2002.........
                             January 1, 2003 through
                               December 31, 2003.........
                             January 1, 2004 through
                               December 31, 2004.........
                             January 1, 2005 through
                               December 31, 2005.........
                             January 1, 2006 through
                               December 31, 2006.........
                             January 1, 2007 through
                               December 31, 2007.........
                             January 1, 2008 through
                               December 31, 2008.........
                             January 1, 2009 through
                               February 28, 2009.........

                             The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' interest accruals and adjustments in respect of the BRIDGES, and we make no representation regarding the actual amounts of payments on a BRIDGES.